Exhibit 99-1

RCN CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

Effective November 13, 2007, pursuant to the Agreement and Plan of Merger dated as of June 24, 2007 (the “Merger Agreement”), relating to the acquisition of NEON Communications Group, Inc. (“NEON”) by RCN Corporation (“RCN”), a subsidiary of RCN was merged with and into NEON, with NEON continuing as the surviving entity and as a wholly-owned subsidiary of RCN. The common and preferred stock of NEON outstanding immediately prior to the merger was converted into the right to receive $5.15 per share in cash, without interest, resulting in total cash merger consideration of approximately $268 million, including cash payable to stockholders and holders of all equity awards (net of applicable exercise prices) and net of cash acquired from NEON of approximately $22 million. RCN funded the merger consideration with a combination of proceeds from an additional $200 million term loan under its existing senior secured credit facility, a draw of approximately $25 million under its existing $75 million line of credit, and cash on hand.

The description of the merger set forth above does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed by RCN as Exhibit 2.1 to the Current Report on Form 8-K filed on June 25, 2007.

The following unaudited pro forma combined statements of operations combine the statement of operations for RCN and NEON for the year ended December 31, 2006 and September 30, 2006, respectively and for the nine months ended September 30, 2007 and June 30, 2007, respectively, as if the acquisition had been completed on January 1, 2006. The following unaudited pro forma combined balance sheet combines the balance sheets of RCN and NEON as of September 30, 2007 as if the acquisition had been completed on September 30, 2007. The pro forma financial information is based upon the historical consolidated financial statements of RCN and NEON and the assumptions, estimates and adjustments are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma combined financial statements include adjustments that have been made to reflect the preliminary purchase price allocations. These preliminary allocations represent estimates made for purposes of these pro forma financial statements and are subject to change upon a final determination of fair value.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of RCN that would have been reported had the acquisition occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of RCN at any future date or the consolidated results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for synergistic benefits or cost savings that may be realized through the combination of RCN and NEON or costs that may be incurred in integrating the two companies. RCN expects to achieve approximately $10 million in annual synergies as a result of the acquisition of NEON.

The unaudited pro forma combined financial statements should be read in conjunction with the historical audited consolidated financial statements of RCN and NEON, including the related notes thereto contained in their respective Form 10-K’s and the unaudited consolidated financial statements in their respective Form 10-Q’s which are on file with the SEC and each of which is incorporated herein by reference.

The accompanying unaudited pro forma combined statements of operations exclude any benefits that may result from these synergies.

RCN Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2007
(in thousands of Dollars)

	Historical	Historical
	RCN at	NEON at	Pro Forma		Pro Forma
	9/30/07 (a)	9/30/07 (a)	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$33,871	$22,729	$(234,387)	(b)(c)	$37,466
			(935)	(b)
			216,188	(e)

Short-term investments	79,150		(45,000)	(c)	34,150
Restricted cash		3,550	101	(b)	3,651
Accounts receivable, net of allowance for doubtful accounts	57,819	4,722	1,535	(b)	64,076
Prepayments and other current assets	19,203	3,022	(1,885)	(b)	20,340
Assets of discontinued operations	381				381

Total current assets	190,424	34,023	(64,383)		160,064

Property, plant and equipment, net	575,585	123,093	116,544	(b)	815,222
Intangible assets, net	85,975	3,059	25,941	(b)	114,975
Long-term restricted cash	14,828	7,090			21,918
Deferred charges and other assets	8,202	3,717	8,734	(b)(e)	20,653

Total assets	$875,014	$170,982	$86,836		$1,132,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt and capital lease obligations	$5,330		$2,005	(e)	$7,335
Accounts payable	27,883	$2,331	696	(b)	30,910
Accrued expenses and other current liabilities	86,929	12,150	6,445	(b)	105,524
Advance billings and customer deposits	38,128	2,808	8	(b)	40,944
Current liabilities of discontinued operations	742				742

Total current liabilities	159,012	17,289	9,154		185,455

Long-term debt and capital lease obligations, net of current maturities	516,447	3,018	(3,018)	(b)	739,442
			222,995	(e)

Deferred revenue		12,468	(6,468)	(b)	6,000
Other long-term liabilities	50,375		2,380	(b)	52,755

Total liabilities	725,834	32,775	225,043		983,652

Convertible Preferred Stock		14,386	(14,386)	(d)

Stockholders’ Equity:
Common stock	376	491	(491)	(d)	376
Additional paid-in-capital	432,148	212,062	(212,062)	(d)	432,148
Treasury stock	(3,956)				(3,956)
Accumulated deficit	(271,262)	(88,846)	88,846	(d)	(271,262)
Accumulated other comprehensive (loss) income	(8,126)	114	(114)	(d)	(8,126)

Total stockholders’ equity	149,180	123,821	(123,821)		149,180

Total liabilities and stockholders’ equity	$875,014	$170,982	$86,836		$1,132,832

For comparability, NEON’s results have been reclassified to conform to RCN’s presentation.
See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

RCN Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2006
(in thousands of dollars, except per share data)

	Historical RCN	Historical NEON
	Year Ended	Year Ended	Pro Forma		Pro Forma
	12/31/06 (a)	9/30/06 (a)	Adjustments		Combined

Revenue, net	$585,476	$66,429			$651,905

Cost of revenue	196,918	28,184			225,102
Selling, General and Administrative	280,923	34,531			315,454
Impairments, exit costs and restructurings	6,702				6,702
Depreciation and Amortization	192,964	15,380	$(15,380)	(g)	223,000
			30,036	(h)

Total operating costs and expenses	677,507	78,095	14,656		770,258

Loss from operations	(92,031)	(11,666)	(14,656)		(118,353)

Interest and financing expense	(24,659)	(10,602)	(17,112)	(f)	(52,373)
Interest income	5,983	493			6,476
Gain on sale of investment in subsidiary	125,370				125,370
Loss on sale of assets	(2,119)	(3,803)			(5,922)
Loss on early extinguishment of debt	(19,287)				(19,287)
Other income, net	35	1,074			1,109

Loss from continuing operations before income taxes	(6,708)	(24,504)	(31,768)		(62,980)

Income tax expense	7,612				7,612

Loss from continuing operations	$(14,320)	$(24,504)	$(31,768)		$(70,592)

Net loss per common share from continuing operations, basic and diluted	$(0.39)				$(1.92)

Weighted average shares outstanding, basic and diluted	36,756,494				36,756,494

For comparability, NEON’s results for the year ended September 30, 2006 have been reclassified to conform to RCN’s presentation.
See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

RCN Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2007
(in thousands of dollars, except per share data)

	Historical	Historical
	RCN Nine	NEON Nine
	Months Ended	Months Ended	Pro Forma		Pro Forma
	9/30/07 (a)	6/30/07 (a)	Adjustments		Combined

Revenue, net	$468,191	$55,031			$523,222

Cost of revenue	159,347	21,026			180,373
Selling, General and Administrative	214,841	25,119			239,960
Impairments, exit costs and restructurings	6,860				6,860
Depreciation and Amortization	144,578	11,576	$(11,576)	(g)	167,105
			22,527	(h)

Total operating costs and expenses	525,626	57,721	10,951	(i)	594,298

Loss from operations	(57,435)	(2,690)	(10,951)		(71,076)

Interest and financing expense	(21,706)	(1,922)	(12,751)	(f)	(36,379)
Interest income	6,893	1,321			8,214
Loss on sale of assets	(754)				(754)
Loss on early extinguishment of debt	(63,928)				(63,928)
Other (expense) income, net	(458)	767			309

Loss from continuing operations before income taxes	(137,388)	(2,524)	(23,702)		(163,614)

Income tax benefit	(511)				(511)

Loss from continuing operations	$(136,877)	$(2,524)	$(23,702)		$(163,103)

Net loss per common share from continuing operations, basic and diluted	$(3.69)				$(4.40)

Weighted average shares outstanding, basic and diluted	37,094,483				37,094,483

For comparability, NEON’s results for the nine months ended June 30, 2007 have been reclassified to conform to RCN’s presentation.
See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

RCN Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(in thousands of dollars)

Note 1 – Basis of Presentation

On November 13, 2007, RCN Corporation (RCN) announced that it completed its acquisition of NEON Communications Group, Inc. (NEON). The cash purchase price paid was $5.15 per share, without interest, plus transaction costs, resulting in total cash consideration of approximately $268 million, including cash payable to stockholders and holders of all equity awards (net of applicable exercise prices) and net of cash acquired from NEON of approximately $22 million. RCN funded the transaction with a combination of proceeds from an additional $200 million term loan under its existing senior secured credit facility, a draw of approximately $25 million under its existing $75 million line of credit, and cash on hand.

The unaudited pro forma condensed combined balance sheet presents the financial position of RCN and NEON as of September 30, 2007, assuming that the transaction occurred as of that date. Such pro forma information is based on the unaudited historical balance sheets of RCN and NEON as of September 30, 2007.

As required by Rule 11-03 of Regulation S-X, the unaudited pro forma condensed combined statements of operations assumes that the transaction occurred as of the beginning of the earliest period presented, January 1, 2006. The unaudited pro forma condensed combined statements of operations reflect RCN and NEON’s historical results of operations for the year ended December 31, 2006 and September 30, 2006, respectively, and the nine months ended September 30, 2007 and June 30, 2007, respectively.

The company believes that the assumptions used in preparing the unaudited pro forma condensed combined financial statements provide a reasonable basis for presenting all of the significant effects of the acquisition (other than any operating synergies anticipated by RCN) and that the pro forma adjustments give effect to those assumptions in the unaudited pro forma condensed combined financial statements.

Note 2 – Reclassifications

Certain balances for the historical operations of NEON for the year ended September 30, 2006 and the nine months ended June 30, 2007 have been reclassified to conform to RCN’s financial statement presentation.

Note 3 – Pro Forma Adjustments

Pro forma adjustments to the unaudited condensed combined balance sheet as of September 30, 2007 and the unaudited condensed combined statements of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007 are as follows:

(a)	These columns reflect the historical balance sheets and statements of operations of the respective companies. Certain reclassifications have been made to the historical balances of NEON to conform to the presentation used by RCN.

(b)	The estimated purchase price of NEON for purposes of preparing these unaudited pro forma combined financial statements is $268 million net of cash acquired of approximately $22 million and including transaction costs of $5 million. The allocation of purchase price and the purchase price accounting is based upon preliminary estimates of the fair value of the assets and liabilities acquired on November 13, 2007 in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. It is anticipated that the final purchase price allocations will differ from the preliminary allocations. The following table summarizes the preliminary allocation of the purchase price.

Assets
Cash	$21,794
Restricted cash	3,651
Accounts receivable	6,257
Prepayments and other current assets	1,137
Property, plant and equipment	239,637
Intangible assets	29,000
Long-term restricted cash	7,090
Other long-term assets	12,451

Total Assets	$321,017

Liabilities
Accounts payable	$3,027
Accrued expenses and other current liabilities	16,595
Advance billings and customer deposits	2,816
Deferred revenue	6,000
Other long-term liabilities	2,380

Net assets acquired	$290,199
Less: cash acquired	21,794

Total purchase price, net of cash acquired	$268,405

Intangible assets consist predominantly of customer relationships.

(c)	Total cash consideration paid on the closing date for the acquisition of NEON of approximately $288 million, including cash paid for acquisition costs of approximately $3 million. An additional $2 million of acquisition costs are included in accrued expenses and other current liabilities.

(d)	Elimination of NEON’s historical equity balances.

(e)	Adjustment reflects additional $225 million in borrowings and debt issuance costs of $8.8 million to finance the acquisition.

(f)	Adjustment to record interest expense on additional borrowings of $225 million needed to complete the acquisition using an average interest rate of 6.9% and 6.7% for the $200 million term loan and $25 million draw on the line of credit, respectively. Included in the adjustment is the amortization of the debt issuance costs of $8.8 million over a period of 78 months. A 1/8% change in interest rates would result in an adjustment to annual net income of $281,250.

(g)	Removes historical depreciation and amortization of NEON.

(h)	Records depreciation and amortization expense for tangible and intangible assets obtained in the transaction based on preliminary purchase price allocations. The pro forma condensed combined financial statements reflect a preliminary allocation to tangible assets, liabilities and intangible assets. The final purchase price allocation may result in different allocations for tangible and intangible assets than that presented in these pro forma condensed combined financial statements. Adjustments to these assets would also affect depreciation and amortization expense. Estimated useful lives of 3 years and 5-15 years were used to calculate amortization of intangible assets and depreciation of property, plant and equipment, respectively.

(i)	Operating costs of NEON for the nine months ended June 30, 2007 include approximately $1.2 million in legal fees and other transaction costs related to the acquisition by RCN